EXHIBIT 99.1

Contact: Insignia Systems, Inc. Investor Relations (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2015 SECOND QUARTER AND

SIX MONTH FINANCIAL RESULTS

Overview

•            Q2 2015 net sales increased 5.2% to $6,700,000 from $6,300,000 in Q2 2014, driven primarily by our POPS program revenue.

•            Q2 2015 operating income of $387,000 compared to $112,000 in Q2 2014.

•            Q2 2015 net income of $250,000, or $0.02 per basic and diluted share, compared to net income of $70,000, or $0.01 per basic and diluted share, in Q2 2014.

•            Total cash, cash equivalents and debt security investments of $18,524,000 as of June 30, 2015, compared to $16,935,000 as of December 31, 2014.

MINNEAPOLIS, MN — July 29, 2015 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the three (“Q2”) and six months ended June 30, 2015, as compared to Q2 and six months ended June 30, 2014.

Insignia’s President and CFO John Gonsior commented, “I would like to address three main areas in this release: 1) our core business results, 2) status of The Like MachineTM pilot, and 3) the strategic direction we are driving at the Company.”

“First, our core business has produced year-to-date growth in both POPS and Legacy revenue, as well as growth in gross margin and operating income, as compared to our results through six months last year. As we have discussed previously, there have been, and will continue to be, competitive pressures in our marketplace that we must respond to in order to maintain the strength of our core business and to grow that business in the future. I am confident we are responding appropriately to address these marketplace pressures.”

“Next, I am happy to report that our pilot of The Like Machine is yielding several learnings and helping us demonstrate the power of social interaction in the store. Consumer engagement with this new product has been very positive, and we are hopeful that our recent expansion into higher-traffic retailers will bring the full-scale launch of this product into focus. We continue to be encouraged by the retail participation we are seeing in this pilot, as we are now in six retail banners.”

“Finally, I believe we have a tremendous opportunity in front of us. Our CPG customers and retail partners have key challenges facing their respective businesses, and we are uniquely positioned to bring them innovative solutions that help tackle the issues most critical to their success, just as we have started doing with The Like Machine. While further investment in our core business is critical in order to protect what we have and build the proper platform for growth, our Company has a renewed focus on adding innovative products that solve problems. We believe this strategy will be a growth vehicle for our Company and I am committed to making it a reality in the near term.”

Q2 2015 Results

Q2 2015 total net sales increased 5.2% to $6,673,000 from $6,344,000 in Q2 2014, mainly due to our service sales.  A 6.2% increase in our service revenues to $6,212,000 from $5,847,000 in Q2 2014 was partially offset by a 7.2% decrease in legacy product revenues to $461,000 from $497,000 in Q2 2014.

Gross profit in Q2 2015 increased to $2,986,000, or 44.8% of total net sales, from $2,903,000, or 45.7% of total net sales, in Q2 2014.

Selling expenses in Q2 2015 were $1,145,000, or 17.2% of total net sales, as compared to $1,376,000, or 21.7% of total net sales in Q2 2014.

Marketing expenses in Q2 2015 were $451,000, or 6.8% of total net sales, as compared to $327,000, or 5.2% of total net sales in Q2 2014.

General and administrative expenses in Q2 2015 decreased to $1,003,000, or 15.0% of total net sales, from $1,088,000, or 17.1% of total net sales, in Q2 2014. Operating income for Q2 2015 increased to $387,000 from $112,000 in Q2 2014.

Income tax expense for Q2 2015 was 39.6% of pretax income, or $164,000, compared to income tax expense of 40.7% of pretax income, or $48,000, in Q2 2014. Tax expense will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, net income for Q2 2015 increased to $250,000, or $0.02 per basic and diluted share, from net income of $70,000, or $0.01 per basic and diluted share, in Q2 2014.

Mr. Gonsior continued, “As of June 30, 2015, our balance sheet remains strong with $18.5 million of cash, cash equivalents and debt security investments, up from cash, cash equivalents and debt security investments of $16.9 million as of December 31, 2014. As of June 30, 2015, we had $21.8 million in working capital, compared to working capital of $20.7 million as of December 31, 2014.”

Mr. Gonsior concluded, “Current POPS bookings for Q3 2015 are approximately $6.1 million, compared to $6.9 million for Q3 2014 one year ago. Our total backlog for all programs running in the next 12 months increased 2% to approximately $11.6 million, from $11.4 million at the same time one year ago.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions until December 3, 2015. During Q2 2015, the Company purchased approximately 2,000 shares at an average price of $2.90. In July 2015, through July 28, we have purchased approximately 20,000 shares at an average price of $2.68.

Conference Call

Insignia’s management team will host a conference call today at 4:00 pm CT / 5:00 pm ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 201-689-8029, or 877-407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to achieve revenue growth, cost improvements and profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of the Company’s relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2015; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$6,673,000	$6,344,000	$13,214,000	$12,747,000
Cost of sales	3,687,000	3,441,000	7,426,000	7,161,000
Gross profit	2,986,000	2,903,000	5,788,000	5,586,000
Operating expenses:
Selling	1,145,000	1,376,000	2,489,000	2,727,000
Marketing	451,000	327,000	786,000	562,000
General and administrative	1,003,000	1,088,000	1,965,000	2,018,000

Operating income	387,000	112,000	548,000	279,000
Other income, net	27,000	6,000	37,000	12,000

Income before taxes	414,000	118,000	585,000	291,000
Income tax expense	164,000	48,000	239,000	106,000

Net income	250,000	70,000	346,000	185,000

Other comprehensive income, net of tax	1,000	—	7,000	—

Comprehensive income	$251,000	$70,000	$353,000	$185,000

Net income per share:
Basic	$0.02	$0.01	$0.03	$0.01
Diluted	$0.02	$0.01	$0.03	$0.01

Shares used in calculation of net income per share:
Basic	12,213,000	12,854,000	12,212,000	12,854,000
Diluted	12,392,000	13,093,000	12,406,000	13,092,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2015	2014

Cash and cash equivalents	$8,712,000	$7,237,000
Investments	9,812,000	9,698,000
Working capital	21,801,000	20,744,000
Total assets	31,180,000	30,527,000
Total liabilities	6,030,000	5,968,000
Shareholders’ equity	25,150,000	24,559,000